press release

Sierra Health Services, Inc.®
2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:       Peter O’Neill                  Paul Palmer
                           VP, Public & Investor Relations       SVP, Chief Financial Officer
       (702) 242-7156                (702) 242-7112

SIERRA REPORTS YEAR-END, FOURTH QUARTER 2006 RESULTS
2007 Guidance Raised to $2.30 to $ 2.40

2006 Year Over Year Highlights

❖	Total Revenues Up 24%
❖	Total Commercial Membership Up Over 10%
❖	Cash Flow from Operations of $190.4 Million, or 136% of Net Income
❖	Earnings Per Share Up 24%

LAS VEGAS, January 30, 2007 -- Sierra Health Services, Inc. (NYSE:SIE) reported today that net income for the quarter ended December 31, 2006 was $39.3 million, or $0.65 per diluted share, compared to $28.3 million, or $0.44 per diluted share, for the quarter ended December 31, 2005, an earnings per share increase of 48%. Pre-tax income during the fourth quarter of 2006 included $1.9 million in interest received from the IRS for a favorable settlement on prior year tax returns and a better than expected return on the Company’s Medicare Part D Prescription Drug Program (PDP), which exceeded prior guidance by approximately $3.0 million. Share repurchases made by the Company during the quarter increased earnings per share by approximately $0.02 for the quarter.

Net income for the year ended December 31, 2006 was $140.5 million, or $2.25 per diluted share, compared to $120.0 million, or $1.81 per diluted share, for the year ended December 31, 2005, an earnings per share increase of 24%.

Revenues for the quarter were $426.2 million, a 20% increase over the $353.7 million for the same period in 2005. Medical premium revenues were $402.8 million, an increase of 21% over the $332.5 million for the same period in 2005. Medical premium revenues for the current quarter include $42.1 million in revenues for the PDP. Medical premiums during the fourth quarter of 2006 were reduced by approximately $4.0 million as a result of an ongoing reconciliation of the Company’s Medicare Advantage membership. Including a reduction for related medical expenses, the net impact of this adjustment reduced pre-tax income by less than $1.0 million. Revenues from professional fees for the quarter were $13.2 million, compared to $12.1 million for the same period in 2005, an increase of 9%. Investment and other revenues for the quarter were $10.3 million, compared to $9.2 million for the same period in 2005, an increase of 12%.

Revenues for the year ended December 31, 2006 were $1.7 billion, compared to $1.4 billion for 2005, an increase of 24%. Medical premium revenues for the year 2006 were $1.6 billion, compared to $1.3 billion for the year 2005, an increase of 26%. For the year 2006, revenues from professional fees were $52.3 million, compared to $43.2 million for the year 2005, an increase of 21%. Investment and other revenues for the year 2006 were $43.1 million, compared to $34.2 million for 2005, an increase of 26%.

In the fourth quarter, Sierra’s medical care ratio was 75.5%, a 140 basis point decrease from 76.9% for the same period in 2005 and a 180 basis point sequential decrease from 77.3% for the third quarter of 2006. In the fourth quarter, the PDP had a medical care ratio of 58.8%, down significantly from the 77.0% reported in the third quarter of 2006, primarily due to the seasonality of the product, as a larger portion of members reached the coverage gap during the quarter. Excluding the PDP, Sierra’s medical care ratio for the year 2006 was 76.8%, a 30 basis point increase from 76.5% for the year 2005.

Sierra’s medical claims payable balance increased to $222.9 million at December 31, 2006, compared to $135.9 million at December 31, 2005 and $157.3 million at September 30, 2006. The increase in the medical claims payable balance for the quarter is primarily due to an increase in the PDP claims payable balance of $55.4 million. This increase is due to the timing of a year end claims run and amounts reserved for the reconciliation of claims previously paid by selected states in Sierra’s PDP market. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 65 days for the fourth quarter of 2006, compared to 47 days for the same period in 2005 and 45 days sequentially. Excluding the PDP, days in claims payable were 52 days for the fourth quarter of 2006, compared to 48 days sequentially.

In the fourth quarter, as a percentage of premium revenue, general and administrative expenses decreased 70 basis points to 13.0% from 13.7% reported in the fourth quarter of 2005. For the year 2006, general and administrative expenses, as a percentage of premium revenue, decreased 80 basis points to 12.6% from 13.4% for the year 2005.

Cash flow from operations was $96.5 million for the fourth quarter of 2006, compared to $13.9 million for the same period in 2005. During the fourth quarter of 2005, the Company received only two payments from CMS compared to three payments received during the fourth quarter of 2006. Cash flow from operations was $190.4 million for the year ended December 31, 2006, compared to $166.8 million for the year ended December 31, 2005.

During the quarter, Sierra purchased 3.5 million shares of its common stock in the open market for $115.4 million, at an average price of $33.42. For the year 2006, Sierra has purchased 6.6 million shares of its common stock for $243.1 million, at an average price of $36.98. On January 25, 2007, the Company’s Board of Directors authorized an additional $50.0 million for share repurchases. The current available and authorized balance for future share repurchases is $57.1 million. Sierra’s 2007 earnings guidance assumes repurchases of approximately 1 million shares during the year 2007.

In the fourth quarter, the Company’s commercial HMO membership grew by 5,500 lives or 2%. For the year 2006, total commercial membership, HMO and PPO combined, grew by 30,300 or 10.8%. For the year 2006, Medicare Advantage membership grew 2,200 lives or 3.9%. In the fourth quarter, Sierra’s PDP membership grew 0.9% to 184,900 from 183,300 in the third quarter of 2006. In the fourth quarter, Medicaid membership increased by 3,500 lives or 6.1%. For the year 2006, Medicaid membership increased by 5,400 lives or 9.8%.

“The year 2006 continued a recent string of successful periods for Sierra,” said Anthony M. Marlon, M.D., chairman and chief executive officer. “The economy of Nevada, and Las Vegas in particular, coupled with consumer confidence in our affordable product options contribute significantly to the Company’s history of sustainable growth.”

Sierra had previously announced it expected to earn between $2.28 and $2.35 per diluted share for 2007. The Company now expects to earn between $2.30 and $2.40 per diluted share for the year 2007.

Sierra will host a conference call with investors, analysts and the general public on Wednesday, January 31, 2007 at noon (Eastern Time). Interested parties can access the call by dialing 888-988-9162 (using the passcode: EARNINGS). Listeners may also access the conference call free over the Internet by visiting the investors page of Sierra’s website at www.sierrahealth.com.

Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations, prescription drug plans and multi-specialty medical groups. Sierra’s subsidiaries serve over 850,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company’s website at www.sierrahealth.com.

Statements in this news release that are not historical facts are forward-looking and based on management’s projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including the Medicare Advantage program, the Medicare Prescription Drug Plan and any potential reconciliation issues, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs, changes in provider contracts and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; 6) the effects of the termination of the HCA contract; and 7) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers’ compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES
Earnings Report
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Medical premiums	$402,789	$332,462	$1,623,515	$1,291,296
Military contract revenues	—	4	—	16,326
Professional fees	13,169	12,084	52,266	43,186
Investment and other revenues	10,251	9,157	43,111	34,228
Total revenues	426,209	353,707	1,718,892	1,385,036

Medical expenses	314,220	264,975	1,295,978	1,020,754
Medical care ratio	75.5%	76.9%	77.3%	76.5%
(Medical expenses/premiums and professional fees)

Military contract expenses	—	127	138	2,392
General and administrative expenses	52,428	45,391	205,342	172,473

Operating income	59,561	43,214	217,434	189,417
Interest expense	(1,108)	(820)	(3,901)	(8,791)
Other income (expense), net	1,970	271	1,960	1,099

Income before income taxes	60,423	42,665	215,493	181,725
Provision for income taxes	(21,086)	(14,331)	(75,022)	(61,708)
Net income	$39,337	$28,334	$140,471	$120,017

Net income per common share	$0.71	$0.49	$2.49	$2.16

Net income per common share assuming dilution	$0.65	$0.44	$2.25	$1.81

Weighted average common shares outstanding	55,455	57,747	56,391	55,556
Weighted average common shares outstanding assuming dilution	60,981	65,251	62,712	67,148

PERIOD END MEMBERSHIP

	Number Of Members At December 31,
HMO:	2006	2005

Commercial	279,100	254,200
Medicare	56,600	56,000
Medicaid	60,500	55,100
PPO:
Commercial	32,900	27,500
Medicare	1,900	300
Medicare Part D	184,900	—
Medicare supplement	13,600	15,300
Administrative services	222,000	229,500
Total membership	851,500	637,900

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$58,918	$88,059
Investments	323,846	281,250
Accounts receivable	21,308	14,501
Current portion of deferred tax asset	29,861	23,949
Prepaid expenses and other current assets	110,020	30,596
Total current assets	543,953	438,355

Property and equipment, net	71,893	71,357
Restricted cash and investments	19,428	18,252
Goodwill	14,782	14,782
Deferred tax asset (less current portion)	18,656	13,266
Note receivable	47,000	47,000
Other assets	93,700	65,834
Total assets	$809,412	$668,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued and other current liabilities	$100,390	$58,238
Trade accounts payable	1,552	2,347
Accrued payroll and taxes	25,925	21,469
Medical claims payable	222,895	135,867
Unearned premium revenue	52,075	49,067
Current portion of long-term debt	116	106
Total current liabilities	402,953	267,094

Long-term debt (less current portion)	118,734	52,307
Other liabilities	71,007	65,193
Total liabilities	592,694	384,594

Commitments and contingencies

Stockholders’ equity:
Common stock	354	346
Treasury stock	(600,539)	(377,190)
Additional paid-in capital	436,643	400,287
Accumulated other comprehensive loss	(8,635)	(1,750)
Retained earnings	388,895	262,559
Total stockholders’ equity	216,718	284,252
Total liabilities and stockholders’ equity	$809,412	$668,846

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$140,471	$120,017
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	16,319	14,951
Excess tax benefits from share-based payment arrangements	(9,853)	—
Other adjustments	12,170	7,298
Other current assets	(89,800)	4,679
Medical claims payable	87,028	16,530
Other current liabilities	35,916	(19,466)
Unearned premium revenue	3,008	(1,696)
Changes in other assets and liabilities	(4,888)	24,519
Net cash provided by operating activities	190,371	166,832

Cash flows from investing activities:
Capital expenditures, net of dispositions	(16,319)	(13,027)
Purchase of investments, net of proceeds	(59,263)	(131,220)
Net cash used for investing activities	(75,582)	(144,247)

Cash flows from financing activities:
Payments on debt and capital leases, net of proceeds	(110)	(10,109)
Proceeds from other long-term debt	75,000	—
Purchase of treasury stock	(243,136)	(154,382)
Excess tax benefits from share-based payment arrangements	9,853	—
Exercise of stock in connection with stock plans	14,463	22,346
Net cash used for financing activities	(143,930)	(142,145)

Net decrease in cash and cash equivalents	(29,141)	(119,560)
Cash and cash equivalents at beginning of period	88,059	207,619
Cash and cash equivalents at end of period	$58,918	$88,059

Reconciliation of Non-GAAP Financial Measures

Medical Care Ratio

The Company is presenting its medical care ratio, excluding the effects of the Medicare Part D prescription drug program (PDP). This is a non-GAAP financial measure. The Company believes that reflecting the ratio excluding the effects of the PDP provides a more comparable measure of its medical care ratio to its historical results. The following is a reconciliation to the most directly comparable GAAP financial measure:

	Three Months Ended December 31, 2006
	Non-GAAP Items		GAAP
	Other Medical	PDP	Reporting
Medical premiums	$360,641	$42,148	$402,789
Professional fees	13,169	—	13,169
Total medical premiums and professional fees	373,810	42,148	415,958

Medical expenses	289,439	24,781	314,220
Medical care ratio (medical expenses/premiums and professional fees)	77.4%	58.8%	75.5%

	Twelve Months Ended December 31, 2006
	Non-GAAP Items		GAAP
	Other Medical	PDP	Reporting
Medical premiums	$1,426,387	$197,128	$1,623,515
Professional fees	52,266	—	52,266
Total medical premiums and professional fees	1,478,653	197,128	1,675,781

Medical expenses	1,135,699	160,279	1,295,978
Medical care ratio (medical expenses/premiums and professional fees)	76.8%	81.3%	77.3%